Exhibit 99.1

Telephone 415 597 2000 400 Howard Street San Francisco, CA 94105 www.barclaysglobal.com

Press Release

For Immediate Release

BARCLAYS GLOBAL INVESTORS UK HOLDINGS ENTERS INTO

AGREEMENT TO SELL BARCLAYS GLOBAL INVESTORS

INTERNATIONAL, INC., BARCLAYS GLOBAL FUND ADVISORS AND

CERTAIN OTHER AFFILIATES TO CVC CAPITAL PARTNERS GROUP

San Francisco, April 9, 2009 - On April 9, 2009, Barclays Global Investors UK Holdings Limited (“BGIUKHL”), the parent company of (i) Barclays Global Investors, N.A. (“BGINA”), the trustee of the iShares® S&P GSCI™ Commodity-Indexed Trust (the “Trust”), (ii) Barclays Global Investors International, Inc., the sponsor of the Trust and the manager of the iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC (the “Investing Pool”), and (iii) Barclays Global Fund Advisors, the advisor of the Investment Pool, entered into an agreement which contemplates the sale of its interest in all three entities and certain of their affiliates to Blue Sparkle, L.P., a Cayman Islands limited partnership. Blue Sparkle, L.P. is an investment vehicle for private equity funds affiliated with CVC Capital Partners Group SICAV-FIS S.A., a private equity and investment advisory firm. The sale is subject to certain regulatory approvals and other conditions.

While the sale may result in a change of the trustee of the Trust and will represent a change in the ownership of the advisor of the Investing Pool, it is not expected that it will otherwise affect the Trust, its shareholders or an investment in its shares, or the Trust’s investments in the Investing Pool. Prior to the sale, the non-iShares business of BGINA will be transferred to another entity owned by BGIUKHL.

Contacts for Press:

Lance Berg 415.597.2045 Christine Hudacko 415.597.2687	lance.berg@barclaysglobal.com christine.hudacko@barclaysglobal.com

All Other Inquiries:

www.ishares.com or 1-800-iSHARES (1-800-474-2737)

The iShares® S&P GSCI™ Commodity-Indexed Trust (the “Trust”) and the iShares® S&P GSCI™ Commodity-Indexed Investing Pool (“Investing Pool”), in which the Trust invests all its assets, are each commodity pools as defined in the Commodity Exchange Act and the applicable regulations of the CFTC. The Sponsor of the Trust is Barclays Global Investors International, Inc., (“BGII”), a commodity pool operator (“CPO”) registered with the CFTC. BGII is also the Manager and CPO of the Investing Pool. Barclays Global Fund Advisors (“BGFA”) serves as the commodity trading advisor of the Investing Pool and is registered with the CFTC. BGFA is a subsidiary of Barclays Global Investors, N.A. (“BGINA”), a national banking association and the Trustee. BGII and BGINA are majority-owned affiliates of Barclays Bank PLC. Neither the Trust nor the Investing Pool is an investment company registered under the Investment Company Act.

Investments in shares of the Trust are speculative and involve a high degree of risk. You could lose all or a substantial portion of your investment in the shares of the Trust. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus. The value of the shares of the Trust, which seeks to track the S&P GSCI™ Total Return Index (“Index”), depends on the value of CERFs held by the Investing Pool, which are futures contracts on the S&P GSCI™ Excess Return Index (“S&P GSCI-ER”), and will fluctuate based on the prices of commodity futures contracts reflected in the S&P GSCI-ER. Commodities markets have historically been extremely volatile. Shares may outperform or underperform the Index.

The price you receive upon the sale of your shares may be less than their NAV. The NAV will fluctuate with changes in the market value of the Investing Pool’s assets, and market supply and demand. Brokerage commissions and fees will reduce returns.

Although shares of the Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in one or more blocks of 50,000 units called Baskets. Only institutions that become Authorized Participants may purchase or redeem Baskets.

Shares of the Trust may not provide the anticipated benefits of diversification from other asset classes. The lack of an active trading market for the shares may result in losses on your investment at the time of disposition of your shares. The Trust and the Investing Pool have no operating history. Therefore, there is no performance history to serve as a factor for evaluating an investment in the shares.

The iShares S&P GSCI Commodity-Indexed Trust issues shares representing fractional undivided beneficial interests in its net assets. The Trust is registered under the Securities Act of 1933 of the United States but is not registered for distribution, or traded, anywhere outside the United States. Please note that, since the shares of the Trust are expected to reflect the price of commodities, as described more fully in the prospectus, held by the Trust, the market price of the shares will be as unpredictable as the price of those commodities have historically been.

The price received upon the sale of shares of the iShares S&P GSCI Commodity-Indexed Trust, which trade at market price, may be more or less than the value of the commodities represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of risk factors relative to the iShares S&P GSCI Commodity-Indexed Trust, carefully read the prospectus.

Following an investment in the iShares S&P GSCI Commodity-Indexed Trust, several factors may have the effect of causing a decline in the prices of the commodities and a corresponding decline in the price of the shares. Among them: (i) a change in economic conditions, such as a recession, can adversely affect the price of the commodities. These commodities are used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the iShares; (ii) a significant change in the attitude of speculators and investors towards the commodities. Should the speculative community take a negative view towards the commodities, a decline in world commodities prices could occur, negatively impacting the price of the Trust; (iii) a significant increase in the commodity price hedging activity by commodities producers.

The Trust is not sponsored, endorsed, sold, or promoted by Standard & Poor’s or its affiliates. Neither Standard & Poor’s, nor its affiliates, make any representation regarding the advisability of investing in the Trust.

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